Exhibit 99.1

Press Release

LINCOLN BANCORP
905 Southfield Drive
Plainfield, Indiana 46168

February 3, 2006

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

Lincoln Bancorp (Nasdaq: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the fourth quarter ended December 31, 2005 was $644,000, or $.13 for both basic and diluted earnings per share. This compared to net income for the comparable period in 2004 of $722,000, or $.15 for basic and $.14 for diluted earnings per share. Return on assets was .30% and return on equity was 2.56% for the fourth quarter of 2005 compared to .34% and 2.82%, respectively, for the same period last year.

Net income for the year ended December 31, 2005 was $1,199,000, or $.24 for basic and $.23 for diluted earnings per share. This compared to $3,655,000 or $.84 for basic and $.81 for diluted earnings per share for the same period of 2004. For the year ended December 31, 2005, return on average assets was .14% and return on average equity was 1.18% compared to .53% and 4.08%, respectively, for same period in 2004.

On August 2, 2004, the Company acquired First Shares Bancorp, Inc., Greenwood, Indiana (“First Shares”), the holding company of First Bank, an Indiana commercial bank with approximately $209.0 million in total assets at the effective date of the merger. First Shares was merged with and into the Company and immediately thereafter, First Bank was merged into the Bank. The acquisition was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of merger. First Shares’ results of operation and financial position were included in the Company’s consolidated financial statements beginning August 2, 2004.

Assets totaled $844.5 million at December 31, 2005, an increase from December 31, 2004 of $35.5 million. Investments available for sale increased $32.6 million and net loans including loans held for sale increased $19.0 million while cash and cash equivalents declined by $11.1 million. During the second quarter of 2005, the Bank prepaid certain high-cost advances totaling $33.9 million with funding of the prepayment derived from the sale of $37.5 million of low-yielding available-for-sale securities. This restructuring of the balance sheet had the effect of reducing total assets by nearly $34 million.

Deposits totaled $600.6 million at December 31, 2005, an increase of $84.2 million or 16.3% from December 31, 2004. Every major category of deposits increased from the balance at the end of 2004.

Net interest income for the fourth quarter of 2005 was $5,797,000 compared to $5,715,000 for the same period in 2004. Net interest margin was 2.95% for the three-month period ended December 31, 2005 compared to 2.99% for the same period in 2004. The average yield on earning assets increased 60 basis points for the fourth quarter of 2005 compared to the same period in 2004. The average cost of interest-bearing liabilities increased 78 basis points from the fourth quarter of 2004 to the fourth quarter of 2005. This decreased net interest spread from 2.73% for the 2004 period to 2.55% for the 2005 period, or 18 basis points.

Net interest income for the year ended December 31, 2005 was $22,874,000 compared to $18,800,000 for the same period in 2004. Net interest margin was 2.99% for the twelve months ended December 31, 2005 up from 2.93% for the same period in 2004.

The Bank’s provision for loan losses for the fourth quarter of 2005 was $568,000 compared to $116,000 for the same period in 2004. Non-performing loans to total loans at December 31, 2005 were .59% compared to .87% at December 31, 2004, while non-performing assets to total assets were .45% at December 31, 2005 compared to .85% at December 31, 2004. The decrease in non-performing loans shown at December 31, 2005 compared to December 31, 2004, was primarily the result of the partial charge-off and payoff of a $2.3 million commercial real estate loan during 2005. Additionally, the primary decline in nonperforming assets was the result of the sale of a $1.1 million commercial property held in other real estate owned as of December 31, 2004. The allowance for loan losses as a percentage of loans at December 31, 2005 was .97% compared to .98% at December 31, 2004. The provision for the year ended December 31, 2005 was $2,642,000 compared to $655,000 last year for the same period.

Other income for the three months ended December 31, 2005 was $1,182,000 compared to $1,321,000 for the same quarter of 2004. Net gains on sales of loans were $188,000 for the fourth quarter of 2005, a decrease from $342,000 for the same period in 2004 due to less loan sales. In addition, equity in a limited partnership improved $198,000 from a $126,000 loss in the fourth quarter of 2004 to income of $72,000 in the same period of 2005.

Other income for the year ended December 31, 2005 was $5,067,000 compared to $3,963,000 during the same period in 2004. The increase in other income was partially the result of $542,000 more service charges on deposit accounts from $1,528,000 for the year ended December 31, 2004 to $2,070,000 for the same period in 2005. This increase was the result of a combination of the First Shares acquisition, efforts to increase the number of customers with checking accounts and the introduction of Lincoln Advantage, the Bank’s courtesy overdraft product introduced in the second quarter of 2004. In addition, equity in a limited partnership improved $361,000 from a loss of $225,000 for the full year 2004 to income of $136,000 in 2005 and point of sale income improved $203,000 from $380,000 for 2004 to $583,000 for the twelve months ended December 31, 2005. The increase in point of sale income can primarily be attributed to the full year effect of the First Shares acquisition.

Other expenses were $5,460,000 for the three months ended December 31, 2005 compared to $6,093,000 for the same three months of 2004, a decrease of $633,000. During the fourth quarter of 2004 the Company took non-recurring charges against income for items related to the acquisition of First Shares, system conversions and operational improvements totaling $476,000.

Other expenses for the twelve months ended December 31, 2005 were $24,140,000 compared to $17,396,000 for the same period last year. During the second quarter of 2005, the Bank expensed costs relative to the balance sheet restructuring discussed above and contract costs relative to the retirement of two executive officers. This added $1,870,000 to other expenses for 2005 including $1,622,000 as prepayment fees on Federal Home Loan Bank advances. The First Shares acquisition was the primary reason for increased expenses in 2005 over 2004. The increase in the 2005 period directly related to the acquisition of First Shares would equate to approximately $3.9 million based on First Bank’s actual operating expenses of $3.9 million for the first seven months of 2004. First Shares’ (holding company) expenses were excluded from the estimate as they primarily related to the acquisition and other one-time expenses. At December 31, 2005, the Company had approximately 231 full time equivalent employees compared to approximately 222 at the end of 2004. The Bank had 17 branch locations at the end of 2005 and 2004.

The book value of Lincoln Bancorp common stock was $18.55 per share at December 31, 2005 compared to $18.96 at December 31, 2004.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

			December 31	December 31
			2005	2004
Balance Sheet Data:
Total assets			$844,454	$808,967
Loans, net (including loans held for sale)			594,974	576,004
Cash and cash equivalents			16,736	27,790
Investment securities available for sale			151,565	118,917
Investment securities held to maturity			-	1,695
Deposits			600,572	516,329
Borrowings			137,136	184,330
Stockholders' equity			99,940	101,755

Book value per common share			$18.55	$18.96
Shares outstanding			5,386,153	5,366,563
Equity to assets			11.83%	12.58%
Non-performing assets to total assets			0.45%	0.85%
Non-performing loans to total loans			0.59%	0.87%
Allowance for loan losses to total loans			0.97%	0.98%

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Operating Data:
Interest Income:
Loans	$9,745	$8,956	$37,444	$30,270
Investment securities	1,692	1,102	5,326	3,390
Deposits with financial institutions and federal funds sold	233	131	653	236
Dividend income	110	107	459	432
Total interest income	11,780	10,296	43,882	34,328
Interest Expense:		-
Deposits	4,395	2,474	13,783	7,266
Borrowings	1,588	2,107	7,225	8,262
Total interest expense	5,983	4,581	21,008	15,528
Net Interest Income	5,797	5,715	22,874	18,800
Provision for loan losses	568	116	2,642	655
Net Interest Income After Provision for Loan Losses	5,229	5,599	20,232	18,145
Other Income:		-
Service charges on deposit accounts	534	513	2,070	1,528
Net gains on sales of loans	188	342	759	661
Net realized gains (losses) on sale of available for sale securities	(53)	-	(97)	-
Equity in income (losses) of limited partnership	72	(126)	136	(225)
Point of sale income	158	77	583	380
Loan servicing fees	95	119	403	380
Increase in cash value of life insurance	159	180	673	596
Other	29	216	540	643
Total other income	1,182	1,321	5,067	3,963
Other Expenses:		-
Salaries and employee benefits	2,689	2,798	10,791	8,692
Net occupancy expenses	502	395	1,936	1,173
Equipment expenses	344	356	1,450	1,055
Data processing expense	526	546	2,355	1,722
Professional fees	42	140	636	493
Mortgage servicing rights amortization	50	60	271	192
Advertising and business development	173	241	747	609
Core deposit intangible amortization	162	193	720	380
Prepayment fees on Federal Home Loan Bank advances	-	-	1,622	-
Other	972	1,364	3,612	3,080
Total other expenses	5,460	6,093	24,140	17,396
Income before income taxes	951	827	1,159	4,712
Income taxes	307	105	(40)	1,057
Net income	$644	$722	$1,199	$3,655

Basic earnings per share	$0.13	$0.15	$0.24	$0.84
Diluted earnings per share	$0.13	$0.14	$0.23	$0.81

Other Data:
Interest rate spread	2.55%	2.73%	2.64%	2.61%
Net interest margin	2.95%	2.99%	2.99%	2.93%
Return on average assets	0.30%	0.34%	0.14%	0.53%
Return on average equity	2.56%	2.82%	1.18%	4.08%